Exhibit 97.1

VenHub Global Inc.

Compensation Recovery Policy

Effective Date: October 23, 2025

I.Purpose

The purpose of this Compensation Recovery Policy (the “Policy”) is to outline the circumstances under which VenHub Global, Inc. (the “Company”) will recover certain compensation paid to employees. Any reference to the Company’s “recoupment,” “clawback,” or similar policies in compensation plans, agreements, equity awards, or other documents shall refer to this Policy as required by Section 10D of the Exchange Act and NASDAQ Marketplace Rule 5608.

II. Requirement to Recover Compensation

The Company shall recover any Erroneously Awarded Compensation promptly if it is required to prepare an Accounting Restatement due to material noncompliance with any financial reporting requirement under the securities laws.

III. Definitions

For the purposes of this Policy, the following terms shall have the meanings set forth below:

1. Accounting Restatement: A restatement of the Company’s financial statements required due to material noncompliance with any financial reporting requirement under the securities laws. This includes any restatement to correct an error that is material to previously issued financial statements or would result in a material misstatement if not corrected in the current period.

2. Covered Officer: Any executive officer of the Company, including the president, principal financial officer, principal accounting officer (or controller, if applicable), any vice president in charge of a principal business unit, division, or function (e.g., sales, administration, finance), or any other officer or individual performing significant policy-making functions. This also includes executive officers of the Company’s parent(s) or subsidiaries if they perform such functions for the Company, in accordance with Item 401(b) of Regulation S-K.

3. Effective Date: The date of adoption of Section 5608 of the Nasdaq Listing Rules.

4. Erroneously Awarded Compensation: The amount of Incentive-Based Compensation that exceeds what would have been received based on the restated financial statements. This amount is calculated by comparing the Incentive-Based Compensation Received by a Covered Officer during the Recovery Period to the Recalculated Compensation.5. 6. 7. Incentive-Based Compensation: Compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A financial reporting measure is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements. Stock price and total shareholder return are always considered financial reporting measures. This Policy does not apply to equity-based awards such as stock options, restricted stock, or restricted stock units, where the grant is not contingent on achieving any financial reporting measure performance goal and vesting is solely based on service or non-financial performance measures. Recalculated Compensation: The amount of Incentive-Based Compensation that should have been received based on the corrected information in the Accounting

Restatement, calculated without regard to taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where direct mathematical recalculation is not possible, the Company will use a reasonable estimate of the impact of the Accounting Restatement on these metrics. The Company must document this estimation process and provide it to the relevant securities exchange or association upon request. Received: Incentive-Based Compensation is considered “Received” in the fiscal period during which the financial reporting measure specified in the award is attained, regardless of when the payment or grant actually occurs. Recovery Period: The three completed fiscal years immediately preceding the date the Company is required to prepare an Accounting Restatement. The Company is deemed to be “required to prepare an Accounting Restatement” on the earliest of the date when (i) the Company’s Board of Directors or a committee thereof, or the Company’s officer(s) authorized to take such action, concludes, or reasonably should have concluded, that a restatement is necessary, or (ii) a court, regulator, or other legally authorized body directs the Company to prepare a restatement. If the Company changes its fiscal year, any transition period within or immediately following the three completed fiscal years is included in the Recovery Period. If the transition period lasts nine to twelve months, it will be considered one of the three completed fiscal years.

IV. Exceptions: Recovery of Erroneously Awarded Compensation will not be required if the committee of independent directors responsible for executive compensation (or a majority of the independent directors on the Board, if there is no such committee) determines that recovery would be impracticable and one of the following conditions is met:

1. The cost of enforcing the Policy would exceed the amount to be recovered, provided that the Company must first make a reasonable attempt to recover the compensation, document such attempts, and provide this documentation to the relevant securities exchange or association.

8. 2. Recovery would violate home country law that was adopted prior to November 28, 2022, as demonstrated by an opinion of home country counsel. The Company must obtain an opinion from home country counsel, acceptable to the relevant securities exchange or association, confirming that recovery would result in a violation and provide this opinion to the exchange or association.

3. Recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet the requirements of 26 U.S.C 401(a)(13) or 26 U.S.C. 411(a) and related regulations.

V. Manner of Recovery: To recover any Erroneously Awarded Compensation, the Company may, in addition to any other actions permitted by law or contract:

1. Require the Covered Officer to repay the amount.

2. Offset the amount from any other compensation owed to the Covered Officer by the Company or any of its affiliates, subject to applicable law and any contractual limitations.

3. Forfeit any deferred compensation (including earnings) from the Covered Officer’sbalance in a deferred compensation plan, whether or not the plan permits such forfeiture.

4. If the Erroneously Awarded Compensation consists of shares of the Company’s common stock still owned by theCovered Officer, the Company may require the Covered Officer to transfer those shares back to the Company.

VI. Administration and Compliance

1. This Policy shall be administered, interpreted, and amended by the Company’s Board of Directors or any committee to which the Board delegates its authority, in compliance with the applicable listing standards of the national securities exchange or association on which the Company’s securities are listed. Determinations made by the Board, or its designated committee, shall be binding on all Covered Officers.

2. The Company shall not indemnify any Covered Officer against the loss of Erroneously Awarded Compensation.

3. The Company shall make all required disclosures related to this Policy in accordance with Federal securities laws and the applicable rules of the Securities and Exchange Commission.

4. Any right to recovery under this Policy is in addition to, and not in lieu of, any other rights of recovery that the Company may have.

VII. Scope, Communication, and Review1. 2. 3. 4. Scope of Applicability: This Policy applies to all Incentive-Based Compensation awarded after the Effective Date. Compensation awarded prior to this date is not subject to recovery under this Policy unless specified otherwise. Notification and Communication: The Company shall promptly notify any Covered Officer from whom recovery is sought, detailing the amount of Erroneously Awarded Compensation, the method of recovery, and the repayment timeline. Covered Officers shall have an opportunity to respond to this notification. Appeal Process: Covered Officers may appeal the recovery decision within 30 days of receiving notice. Appeals must be submitted in writing to the Company’s Board or the designated committee, which will review and resolve the appeal within 60 days of receipt.

Record-Keeping: The Company shall maintain detailed records of all determinations, attempts to recover compensation, communications, and any related documentation in connection with this Policy. Periodic Review and Updates: The Board or its designated committee shall review this Policy periodically and make amendments as necessary to ensure compliance with applicable laws, regulations, and listing standards.

5. Training and Awareness: The Company shall provide training to all Covered Officers and relevant employees on the provisions of this Policy to ensure compliance and understanding.

6. Confidentiality: All actions and communications under this Policy shall be kept confidential, to the extent possible, to protect the privacy of the individuals involved and maintain the integrity of the process.

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